Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

FIRST QUARTER OF 2015

BILOXI, MS (April 22, 2015 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $1,151,000 for the first quarter of 2015, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Financial results for the first quarter of 2015 reflected the company’s continuing efforts toward improving asset quality. Provision for loan losses during the first quarter of 2015 increased to $986,000 compared to $537,000 for the same period last year. During the first quarter of 2015, a $1,300,000 loan was placed on nonaccrual status and a $632,000 reserve was established. The allowance for loan losses as a percentage of total loans was 2.69% as of March 31, 2015 as compared to 2.57% as of March 31, 2014.

Other Real Estate (“ORE”) was $12,297,000 as of March 31, 2015 compared to $9,084,000 as of March 31, 2014. As a result of receiving new appraisals and executing sales contracts on related properties, write downs in the value of existing ORE properties was $411,000 for the first quarter of 2015 compared to $92,000 for the first quarter of 2014. Included in the first quarter of 2015 results was the foreclosure of collateral securing one credit relationship in the amount of $4,950,000. Foreclosures during the first quarter of 2015 totaled $5,551,000 compared to $76,000 for the same period in 2014.

“Our first quarter financial results reflect our determination to aggressively address problem assets,” said Swetman. “We believe the outcome of these efforts will lead to improved asset quality and movement toward sustainable earnings,” he added.

Loss per weighted average share for first quarter of 2015 was $0.22, compared to earnings of $0.11 per average weighted share in the first quarter of 2014. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended March 31, 2015 and March 31, 2014, respectively.

The Company’s primary capital ratio increased to 15.06% as of March 31, 2015, compared to 14.55% at the end of the same period in 2014.

Founded in 1896, with $725 million in assets as of March 31, 2015, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2015	2014
Net interest income	$4,755	$5,561
Provision for loan losses	986	537
Non-interest income	1,941	2,217
Non-interest expense	6,861	6,751
Income tax benefit		(89)
Net income (loss)	(1,151)	579
Earnings (loss) per share	(.22)	.11

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2015	2014
Allowance for loan losses, beginning of period	$9,206	$8,934
Recoveries	57	72
Charge-offs	(264)	(81)
Provision for loan losses	986	537

Allowance for loan losses, end of period	$9,985	$9,462

PERFORMANCE RATIOS
Three Months Ended March 31,	2015	2014
Return on average assets	(.65% )	.30%
Return on average equity	(4.81% )	2.31%
Net interest margin	3.20%	3.44%
Efficiency ratio	120%	93%

BALANCE SHEET SUMMARY
March 31,	2015	2014
Total assets	$724,971	$746,679
Loans	371,591	368,302
Securities	249,963	291,587
Other real estate (ORE)	12,297	9,084
Total deposits	434,439	465,250
Total federal funds purchased	127,253	130,035
Shareholders’ equity	96,402	101,658
Book value per share	18.82	19.84
Weighted average shares	5,123,186	5,123,186

PERIOD END DATA
March 31,	2015	2014
Allowance for loan losses as a percentage of loans	2.69%	2.57%
Loans past due 90 days and still accruing	297	3,125
Nonaccrual loans	30,168	25,985
Primary capital	15.06%	14.55%